Exhibit 10.32

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of the Effective Date, as hereinafter defined, by and among Chicago Tube & Iron Company, a Delaware corporation (“Chicago Tube & Iron”), Olympic Steel, Inc., an Ohio corporation (the “Company”), and DR. DONALD R. MCNEELEY (“Executive”).

WHEREAS, Chicago Tube & Iron and Executive, an officer of Chicago Tube & Iron, entered into an employment agreement on January 1, 2008 (“Prior Agreement”);

WHEREAS, Chicago Tube & Iron and the Company have entered into the Agreement and Plan of Merger, dated May 18, 2011 (the “Merger Agreement”);

WHEREAS, the Company, Chicago Tube & Iron and Executive desire to enter into this Agreement, subject to, contingent upon and effective upon the consummation of the transactions contemplated by the Merger Agreement (the “Acquisition”) through which Chicago Tube & Iron will become a wholly owned subsidiary of the Company; and

WHEREAS, the Prior Agreement shall terminate and this Agreement shall become effective immediately following the Acquisition (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Operation of Agreement. This Agreement will not become effective or operative (and neither party will have any obligation hereunder) until the Effective Date. Upon the Effective Date, the Prior Agreement shall terminate in its entirety and no longer be in force or have effect. If the Merger Agreement terminates for any reason without the occurrence of the Acquisition, this Agreement will not become effective and all the terms and provisions of this Agreement shall be null and void.

2. Term of Employment. Chicago Tube & Iron hereby agrees to employ Executive, and Executive hereby agrees to serve Chicago Tube & Iron, on the terms and conditions set forth herein for the period commencing as of the Effective Date and expiring on the fifth anniversary of the Effective Date (the “Initial Employment Period”). The Initial Employment Period shall automatically be renewed on the fifth anniversary of the Effective Date for a period of an additional three years from such date (the “Renewal Period”) unless, at least ninety (90) days prior to the first date of the Renewal Period, Executive has given notice to the Company that he does not wish to have the Initial Employment Period extended. Notwithstanding any provision of this Agreement to the contrary, Executive’s role, responsibilities and compensation during the Renewal Period will be determined by mutual agreement of Executive, Chicago Tube & Iron and the Company pursuant to negotiations in good faith. Executive, Chicago Tube & Iron and the Company anticipate that at a minimum Executive would serve in a senior advisory capacity during the Renewal Period. Such Initial Employment Period and Renewal Period shall be referred to collectively as the “Employment Period.” Notwithstanding any provision to the contrary, Executive’s employment will be at-will, and the Employment Period may be terminated earlier under the terms and conditions set forth herein.

3. Position and Duties. During the Initial Employment Period, Executive shall be the President of the Company’s Chicago Tube & Iron business unit and report directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”). In this position, Executive shall have the overall responsibility for the management and operation of the Chicago Tube & Iron business unit and the performance of such other executive services and duties as shall be reasonably assigned to and requested of him by the Chief Executive Officer, consistent with Executive’s position as the most senior executive of the Company’s Chicago Tube & Iron business unit. In addition, Executive shall serve in any position and office with the Company as the Chief Executive Officer may determine from time to time. However, during the Initial Employment Period, Executive shall always remain as President of the Company’s Chicago Tube & Iron business unit and at the level of one of the most senior executive officers of the Company. During the Employment Period, Executive shall devote substantially all his working time and efforts to the business and affairs of Chicago Tube & Iron and the Company, subject to the following sentences, and shall serve Chicago Tube & Iron and the Company in their respective businesses and perform his duties to the best of his ability. Executive may continue to serve as adjunct professor at Northwestern University and as a trustee of the Pipefitters’ Local Union 597 Pension Plan, in each case to the extent Executive served in such positions prior to the Effective Date. Executive may not, without the Company’s prior written consent, serve on any Board of Directors for any company other than for the Company and the companies listed in the following sentence. Executive may continue to serve as a member of the Board of Directors of Saulsbury Industries, currently located in Odessa, Texas, and Vail Rubber Co., currently located in St. Joseph, Michigan. During the Initial Employment Period, the Board of Directors of the Company (the “Board”) shall use its best efforts to cause Executive to be elected to the Board at each annual meeting of the Company’s shareholders in which the shareholders elect the members of his class of directors. Such best efforts shall include, but not be limited to, nominating Executive, supporting and recommending Executive and including Executive in all applicable proxy materials, in each case subject to the Board’s fiduciary duties.

4. Compensation.

(a) Salary. During the Initial Employment Period, Chicago Tube & Iron shall pay and Executive shall receive a base salary at the rate of Five-Hundred Seventy-Five Thousand dollars ($575,000.00) per year (the “Base Salary”). Executive’s salary shall be reviewed annually, although any salary adjustments shall be at the sole discretion of the Board or any duly authorized committee thereof, including but not limited to the Compensation Committee. Notwithstanding the foregoing, in no event shall Executive’s salary be adjusted below the Base Salary amount unless agreed to in writing otherwise by Executive, Chicago Tube & Iron, and the Company as set forth in Section 12 below. Such salary shall be payable in accordance with the normal policies of Chicago Tube & Iron for payment of its senior executives.

(b) Benefits Generally. During the Initial Employment Period (and with respect to Section 4(b)(ii) below, during the Renewal Period), in addition to the benefit plans of Chicago Tube & Iron (except where participation would result in a duplication of benefits or participation in more than one plan providing a similar category of benefits), Executive shall be eligible to participate in all welfare and benefit plans that are currently maintained or established, or that may be established and maintained in the future, by the Company for its senior executives generally, including but not limited to:

(i) group life and disability insurance coverage;

(ii) medical, dental and hospitalization insurance coverage,

(iii) long term incentive and equity-based plans (other than the Company’s Senior Management Compensation Plan);

(iv) the reimbursement plan for financial services and tax planning; provided, that such reimbursements shall not exceed $10,000 per year and shall be paid in accordance with the requirements of Section 22 below; and

(v) retirement plans, including but not limited to any supplemental executive retirement plans, such as the Company’s Supplemental Executive Retirement Plan (the “SERP”), which on the date of this Agreement includes terms providing that (A) the Company will allocate an annual deemed base contribution to Executive’s account under the SERP equal to 13% of his Applied Compensation (as defined in the SERP), for the respective year; (B) Executive is eligible to receive an annual additional deemed Incentive Contribution if certain performance criteria are met for the year (as defined in the SERP); (C) Executive’s benefit will vest in full on the date he completes five years of participation in the SERP; and (D) the entire amount held in Executive’s account under the SERP will be denominated in restricted stock units of the Company and, if his account is distributed, the amount held in the account will be paid in shares of the Company’s common stock.

Notwithstanding any provision to the contrary, this Section 4(b) is subject to all the terms and conditions set forth in each applicable welfare and benefit plan, including the eligibility provisions and the ability of Chicago Tube & Iron or the Company to amend and terminate each such plan. For purposes of this Agreement, no benefit shall be considered to have accrued as of any date under any welfare or benefit plan referred to in this Section 4(b) if such benefit remains subject to a discretionary determination under the terms of such plan as of such date.

(c) Expenses. Chicago Tube & Iron shall reimburse Executive for reasonable direct expenses incurred by him on behalf of Chicago Tube & Iron in the performance of his duties during the Employment Period, which amounts shall be paid in accordance with the requirements of Section 22 below, to the extent those requirements are applicable. Executive shall furnish Chicago Tube & Iron with such documentation as is requested by Chicago Tube & Iron in order for it to comply with the Code and regulations thereunder in connection with the proper deduction of such expenses.

(d) Annual Bonus.

(i) During the Initial Employment Period, in lieu of participation in the Company’s Senior Management Compensation Plan, Executive shall be eligible for an annual performance bonus (the “Performance Bonus”), in such amount and based on Chicago Tube & Iron’s performance against specific budgeted target levels (which budgeted target levels will consider market conditions and Chicago Tube & Iron’s historical methodology of budget creation) (the “Performance Target”) as submitted to and determined by the Compensation Committee of the Board (the “Compensation Committee”); provided that the Performance Bonus will be based on the operating income of the operations of the Chicago Tube & Iron business unit, without regard to any adjustment for last in first out inventory accounting, home office, overhead, or similar allocations of expenses of other business units, and that Executive’s Performance Bonus amount shall be a percentage of his Base Salary that is the same percentage of his Performance Target achieved for the year in accordance with the following:

Percentage of Performance Target Achieved	Percentage of Base Salary
> 120%	120%
120%	120%
110%	110%
100%	100%
95%	95%
90%	90%
85%	85%
< 85%	0

Notwithstanding any provision to the contrary, Executive’s 2011 Performance Bonus shall have a performance period which begins on the Effective Date and ends on December 31, 2011 and shall be calculated as a percentage of his Base Salary earned during such period.

(ii) Each year during the Initial Employment Period, the Chief Executive Officer and Executive shall recommend to the Compensation Committee of the Board the Performance Target applicable to Executive with respect to the Performance Bonus for the respective performance period;

provided that the Compensation Committee will in good faith consider such recommendations but determine, in its sole discretion, such Performance Target. The Performance Target shall be determined and communicated to Executive within 90 days after the beginning of each calendar year (or, in the case of the initial performance period beginning on the Effective Date and ending December 31, 2011, within 90 days after the Effective Date). Any recommendation of Performance Target by the Chief Executive Officer and Executive will be consistent with Chicago Tube & Iron’s past practice taking into account all economic and other relevant conditions.

(iii) The Performance Bonus, if any, earned with respect to a calendar year shall be paid in the calendar year following such calendar year, but in all events prior to March 15 of the calendar year next following the calendar year with respect to which the Performance Bonus is earned. In the event of a Change-in-Control in the ownership of the Company, any Performance Bonus amount that has been earned but has not been paid pursuant to this Section 4(d)(iii) shall be paid to Executive within 30 days of the Change-in-Control.

Notwithstanding any provision to the contrary, if the Company is required to restate its annual financial statements for any fiscal year and such restatement would reduce the Performance Bonus payment for the period covered by such financial restatement by more than 5%, Executive shall reimburse the Company for the difference between the Performance Bonus actually paid and the Performance Bonus payable under the restated financial statement. Executive shall make such reimbursement not later than sixty (60) days after the restated financial statements have been made final and disclosed to the public.

(e) Long-Term Incentive Plan. During the Initial Employment Period, Executive shall be eligible to participate in all long-term incentive plans (other than the Senior Management Compensation Plan) that apply to other senior executives of the Company, as any such plans may be created or amended by the Board from time to time.

(f) Automobile. During the Initial Employment Period, Chicago Tube & Iron shall provide Executive with a leased automobile in accordance with its historical practices in providing a leased automobile to Executive; provided, that the monthly payments for the leased automobile provided for herein shall not exceed the monthly leased rates obtained from bona fide third parties for the automobile leased by Executive as of March 10, 2011. Executive shall reimburse Chicago Tube & Iron for his personal use of the leased automobile by an amount of $125 per month.

(g) Country Club Memberships. During the Initial Employment Period, Chicago Tube & Iron shall reimburse Executive for regular membership fees, assessments, and dues incurred by Executive at the Medinah Country Club and the La Grange Country Club (the “Country Clubs”), which reimbursement payments shall be paid in accordance with the requirements of Section 22 below, and will reimburse Executive in accordance with Section 4(c) hereof for the amount of any charges reasonably incurred at the Country Clubs in the conduct of the Company’s and/or Chicago Tube & Iron’s business.

5. Termination of Employment.

(a) Events of Termination. The Employment Period shall terminate immediately upon the occurrence of any of the following events:

(i) the death of Executive;

(ii) upon receipt by Executive of Chicago Tube & Iron’s written notice of intent to terminate due to Disability (the “Disability Effective Date”);

(iii) voluntary termination by Executive of his employment with Chicago Tube & Iron;

(iv) upon receipt by Chicago Tube & Iron of Executive’s written notice that specifies the reasons for employment termination for Good Reason;

(v) upon receipt by Executive of Chicago Tube & Iron’s written notice that specifies the reasons for employment termination for Good Cause; or

(vi) thirty (30) days after Executive’s receipt of Chicago Tube & Iron’s written notice terminating Executive’s employment at any time other than for Good Cause, Death or Disability, for any reason or no reason.

For purposes of Section 5, expiration of the Initial Employment Period upon a notice of Executive under Section 2 that he does not wish to extend the Initial Employment Period shall be deemed a resignation of Executive pursuant to Section 5(a)(iii).

(b) Notice of Termination. Any termination by the Company for Good Cause shall be communicated by Notice of Termination to Executive and any termination by Executive shall be communicated by Notice of Termination to Chicago Tube & Iron, in each case in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specifies the Termination Date (as defined below). The failure or omission by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder. Except for termination of Executive’s employment by the Company for Good Cause or by Executive for Good Reason, the Notice of Termination shall be given 30 days in advance of the Termination Date.

(c) Termination Date. “Termination Date” means (i) if Executive’s employment is terminated by the Company for Good Cause or by Executive for Good Reason, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given); (ii) if Executive’s employment is terminated by the Company other than for Good Cause or Disability, or Executive resigns other than for Good Reason, the date on which the Company or Executive notifies Executive or the Company, respectively, of such termination, or such later date as may be specified by the terminating party in such notice; provided that such notice must be given 30 days in advance of any such date; and (iii) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be.

6. Obligations of Chicago Tube & Iron upon Termination.

(a) Termination by Chicago Tube & Iron or by Executive for Good Reason. If, during the Initial Employment Period, Chicago Tube & Iron terminates Executive’s employment for any reason, other than for an Illegal Act, or, prior to the third anniversary of the Effective Date, Executive terminates his employment for Good Reason, Executive shall be entitled to the following:

(i) Continuation of his Monthly Base Salary (as defined below), paid each month for the period beginning on his Termination Date and ending on the earlier of (A) the fifth anniversary of the Effective Date or (B) a breach by Executive of any obligation in this Agreement, including, but not limited, to Section 7; and

(ii) If Executive’s employment is terminated prior to his attaining age 65, continued reimbursement, which reimbursement payments shall be paid in accordance with the requirements of Section 22 below, by Chicago Tube & Iron of Executive’s regular membership fees, assessments, and dues incurred at the Country Clubs until the earliest of (A) his attainment of age 65, (B) his becoming a full time employee of another employer, or (C) a breach by Executive of any material obligations in this Agreement, including, but not limited, to Executive’s obligations in Section 7.

Notwithstanding any provision to the contrary, all payments to Executive pursuant to this Section 6(a) shall cease and Executive shall forfeit all rights to any payments under this Section 6(a) if he does not execute and deliver to the Company a Release and Waiver of Claims within 60 days after the Termination Date, in substantially the form attached hereto as Schedule B, and refrain from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims during all applicable periods in which Executive may revoke it.

(b) Termination by Executive for Any Reason after Third Anniversary. If Executive terminates his employment on or after the third anniversary of the Effective Date and prior to the fifth anniversary of the Effective Date for any reason, Executive shall be entitled to the following:

(i) Continuation of one-half of his Monthly Base Salary, paid each month for the period beginning on his Termination Date and ending on the earlier of (A) the fifth anniversary of the Effective Date or (B) a breach by Executive of any obligation in this Agreement, including, but not limited, to Section 7; and

(ii) If Executive terminates employment prior to his attaining age 65, continued reimbursement, which reimbursement payments shall be paid in accordance with the requirements of Section 22 below, by Chicago Tube & Iron of Executive’s regular membership fees, assessments, and dues incurred at the Country Clubs until the earliest of (A) his attainment of age 65, (B) his becoming a full time employee of another employer, or (C) a material breach by Executive of any obligation in this Agreement, including, but not limited, to Section 7, if Executive fails to cure such breach within ten (10) days following written notice from the Company specifying in reasonable detail the facts and circumstances of such breach.

Notwithstanding any provision to the contrary, all payments to Executive pursuant to this Section 6(b) shall cease and Executive shall forfeit all rights to any payments under this Section 6(b) if he does not execute and deliver to the Company a Release and Waiver of Claims, in substantially the form attached hereto as Schedule B, within 60 days after the Termination Date and refrain from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims during all applicable periods in which Executive may revoke it.

(c) Medical Benefits Upon Certain Terminations. If (i) during the Employment Period, Chicago Tube & Iron terminates Executive’s employment for any reason other than for Good Cause or (ii) during the Initial Employment Period, Executive terminates his employment for Good Reason, Executive shall be entitled to continue participating in the group medical plan of Chicago Tube & Iron or the Company (based upon whichever plan was providing coverage of Executive immediately prior to such termination), with the same contribution rate that applies to active employees generally during the applicable period, until Executive becomes eligible to receive benefits under Medicare or, if earlier, another employer’s medical plan, unless prohibited by applicable law. The cost of coverage for Executive under the medical plan will be taxable to Executive and will be reported as such by Chicago Tube & Iron or the Company in accordance with applicable law. Notwithstanding any provision to the contrary, all benefits to Executive pursuant to this Section 6(c) shall cease and Executive shall forfeit all rights to any benefits under this Section 6(c) if he does not execute and deliver to the Company a Release and Waiver of Claims, in substantially the form attached hereto as Schedule B, within 60 days after the Termination Date and refrain from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims during all applicable periods in which Executive may revoke it.

(d) Termination for Any Reason. In addition to the payments and benefits provided for in Sections 6(a), 6(b) and 6(c), if applicable, if Executive’s employment terminates for any reason, including by reason of Executive’s death during the Employment Period, or at the expiration of the Employment Period, Executive shall be entitled to the following benefits.

(i) Base Salary at the rate then in effect otherwise payable through the Termination Date to the extent not previously paid, which shall be paid in a lump sum in cash within thirty (30) calendar days from the Termination Date;

(ii) Performance Bonus that has been earned and accrued but remains unpaid, which shall be paid in the same form and at the same time as such Performance Bonus, if any, would be paid if Executive’s employment had not terminated; provided that if Executive’s employment was terminated by the Company for Good Cause under Section 5(a)(v) or by Executive pursuant to a voluntary termination under Section 5(a)(iii), any payment of the Performance Bonus shall be at the discretion of the Compensation Committee and in no event shall any portion of any subsequent Performance Bonus be deemed to have been earned and accrued;

(iii) Benefits provided for in Section 4(b) that have accrued up to and including the Termination Date, subject to the terms and conditions of the welfare and benefit plans referenced in Section 4(b); and

(iv) Reimbursement of reasonable expenses incurred up to and including the Termination Date under the terms of Section 4(c) and subject to the applicable requirements of Section 22.

Notwithstanding any provision to the contrary, all payments to Executive pursuant to Section 6(d)(ii) shall cease and Executive shall forfeit all rights to any payments under such section if he does not execute and deliver to the Company a Release and Waiver of Claims, in substantially the form attached hereto as Schedule B, within 60 days after the Termination Date and refrain from revoking, rescinding or otherwise repudiating such Release and Waiver of Claims during all applicable periods in which Executive may revoke it.

(e) Monthly Base Salary. For purposes of this Agreement, Executive’s Monthly Base Salary shall be one-twelfth of his Base Salary as in effect as of his Termination Date.

(f) Cessation of Payments. It is expressly understood that the Company’s and/or Chicago Tube & Iron’s payment obligations and Executive’s participation rights under this Section 6 shall cease in the event Executive materially breaches any of the agreements in Section 7, and if Executive fails to cure such breach within ten (10) days following written notice from the Company specifying in reasonable detail the facts and circumstances of such breach, or if Executive revokes the Release and Waiver of Claims for any reason.

(g) No Further Obligations. Except as expressly set forth in this Section 6, Executive shall not be entitled to any other payments or benefits under this Agreement as a result of the termination of Executive’s employment.

7. Restrictive Covenants.

(a) Non-Competition. While employed by Chicago Tube & Iron and for a period of twenty-four (24) months after ceasing to be so employed (the “Restrictive Period”) for whatever reason, Executive shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, partner, director, consultant or other executive position with, or have any financial interest in (i) any metal service center or distributor conducting business within those portions of the United States wherein the Company or Chicago Tube & Iron is conducting business on the Termination Date, or (ii) a business engaged in direct competition with any other significant business carried on by the Company or

Chicago Tube & Iron on the Termination Date. In no event shall ownership of less than five (5) percent of the equity of a corporation, limited liability company or other business entity, standing alone, constitute a violation hereof. Chicago Tube & Iron and the Company acknowledge that Executive’s service as a director of Saulsbury Industries, located in Odessa, Texas, Vail Rubber Co., located in St. Joseph, Michigan, and such other directorships, if any, previously approved by the Company shall not be deemed a violation of this Section 7(a).

(b) Non-Solicitation. During the Restrictive Period, Executive shall not directly, indirectly or through an affiliate: (i) solicit, induce, divert, or take away or attempt to solicit, induce, divert or take away any customer, distributor, or supplier of the Company or Chicago Tube & Iron, (ii) solicit, induce, or hire or attempt to solicit, induce, or hire any employee of the Company or Chicago Tube & Iron or any individual who was an employee of the Company or Chicago Tube & Iron on the Termination Date and who has left the employment of the Company or Chicago Tube & Iron, as applicable, after the Termination Date within one year of the termination of such employee’s employment with the Company or Chicago Tube & Iron, as applicable, or (iii) in any way directly or indirectly interfere with such relationships.

(c) Confidentiality.

(i) Executive shall keep in strict confidence, and shall not, directly or indirectly, at any time while employed by Chicago Tube & Iron or after ceasing to be so employed, disclose, furnish, publish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use for his benefit or the benefit of others any trade secrets or Confidential Information. Executive specifically acknowledges that all trade secret and Confidential Information, in whatever media or form maintained, and whether compiled by Chicago Tube & Iron, the Company or Executive, (A) derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, (B) that reasonable efforts have been made by the Company and Chicago Tube & Iron to maintain the secrecy of such information, (C) that such information is the sole property of the Company or Chicago Tube & Iron, as applicable, and (D) that any disclosure or use of such information by Executive while employed by Chicago Tube & Iron (except in the course of performing his duties and obligations hereunder for Chicago Tube & Iron) or after ceasing to be so employed shall constitute a misappropriation of the Company’s or Chicago Tube & Iron’s trade secrets.

(ii) Notwithstanding the provisions of Section 7(c)(i), Executive may disclose Confidential Information to anyone outside of the Company or Chicago Tube & Iron with the express written consent of the Company or Chicago Tube & Iron, as applicable, or Confidential Information that: (A) is at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive; (B) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement; (C) is required to be disclosed by applicable law or legal process; or (D) is reasonably required to be disclosed in connection with a legal action seeking enforcement of the terms of this Agreement.

(iii) In addition to the provisions of Sections 7(c)(i) and 7(c)(ii), all memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive concerning the business of Chicago Tube & Iron or the Company and which are in Executive’s possession or control, will be delivered to the Company or Chicago Tube & Iron at any time on request.

8. Indemnification. With respect to Executive’s acts or failures to act during the Employment Period in Executive’s capacity as a director, officer, employee or agent of the Company or Chicago Tube & Iron, Executive shall be entitled, during periods in which Executive serves as a director or officer of the Company or Chicago Tube & Iron, to liability insurance coverage on the same basis as other directors and officers of the Company.

9. Binding Agreement; Successors. This Agreement shall inure to the benefit of and be binding upon Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s spouse, or if Executive’s spouse does not survive him, to Executive’s estate. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). The Company shall require any such successor to expressly assume and agree to perform this Agreement.

10. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered, (b) one business day after being sent by recognized overnight delivery service, or (c) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (or addressed as otherwise specified by notice under this Section 10):

(i) If to Chicago Tube & Iron or the Company, to:

Olympic Steel, Inc.

5096 Richmond Road

Bedford, Ohio 44146

Attention: Chief Executive Officer

With a copy to:

Olympic Steel, Inc.

5096 Richmond Road

Bedford, Ohio 44146

Attention: Chairman, Compensation Committee

(ii) If to Executive, to:

Dr. Donald R. McNeeley

5432 Bending Oaks Place

Donners Grove, Illinois 60515

11. Withholding. The Company and Chicago Tube & Iron may withhold from any amounts payable under or in connection with this Agreement all federal, state, local and other taxes as may be required to be withheld by the Company or Chicago Tube & Iron under applicable law or governmental regulation or ruling. Notwithstanding any provision to the contrary, to the extent any payment or benefit provided hereunder is taxable to Executive, Executive shall be responsible for the amount of any such tax liability.

12. Amendments; Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, and is signed by Executive and an officer of the Company specifically designated by the Board or its Compensation Committee to execute such writing. No delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without giving effect to the conflict of law principles of such State. Executive agrees that the state and federal courts located in the State of Illinois shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

14. Equitable Relief. Executive, Chicago Tube & Iron and the Company acknowledge and agree that the covenants contained in Section 7 are of a special nature and that any breach, violation or evasion by Executive of the terms of Section 7 will result in immediate and irreparable injury and harm to the Company, for which there is no adequate remedy at law, and will cause damage to the Company in amounts difficult to ascertain. Accordingly, the Company shall be entitled to the remedy of injunction, as well as to all other legal or equitable remedies to which the Company may be entitled (including, without limitation, the right to seek monetary damages), for any breach, violation or evasion by Executive of the terms of Section 7.

15. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that any provision of Section 7 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that Executive shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by the Company or Chicago Tube & Iron.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17. Headings; Definitions. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Certain capitalized terms used in this Agreement are defined on Schedule A attached hereto.

18. No Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except as provided in Section 9.

19. Entire Agreement; No Other Arrangements. This Agreement contains the entire agreement between the parties with respect to the employment of Executive and supersedes any and all other agreements, either oral or in writing, with respect to the employment of Executive, including, without limitation, the Prior Agreement. This Agreement does not, however, affect in any way the Non-Competition Agreement between Executive and the Company entered into in connection with the Merger Agreement and Acquisition. Executive acknowledges that, in executing this Agreement, he has not relied on any representations not set forth in this Agreement. Executive represents that his employment by Chicago Tube & Iron will not violate any other agreement by which Executive is bound.

20. Separation from Service. All references to “termination of employment” or forms and derivations thereof in connection with Executive’s right to receive any payment which is subject to Section 409A of the Code shall refer solely to events which constitute a “separation from service” as defined in Treasury Regulation §1.409A-1(h) and means Executive’s separation from service with Chicago Tube & Iron and all members of the controlled group, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which Executive’s right to reemployment is provided either by statute or by contract). “Separation from service” also means the permanent decrease in Executive’s service for Chicago Tube & Iron and all controlled group members to a level that is no more than 20% of its prior level. For this purpose, whether a “separation from service” has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by Executive after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if Executive has been providing services less than 36 months).

21. Six-Month Delay. Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Code Section 409A) on the Termination Date, in the case of any payment made or benefit provided pursuant to this Agreement that is considered to be a “deferral of compensation” subject to Code Section 409A and which is payable upon Executive’s “separation from service” (within the meaning of Code Section 409A) and which otherwise is payable within six months of such separation from service, the payment date for such payment or benefit shall be the date that is the first day of the seventh month after the date of Executive’s “separation from service” (determined in accordance with Code Section 409A). However, notwithstanding anything to the contrary contained in this Section 21 or anywhere else in this Agreement, no delay shall be required under this Section 21 to the extent that such payments do not constitute a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b)(4) or 1.409A-1(b)(9)(iii).

22. Reimbursement and In-Kind Benefits. Notwithstanding any provision to the contrary, if any reimbursements or in-kind benefits provided by the Company or Chicago Tube & Iron pursuant to this Agreement would constitute deferred compensation that is subject to and not exempt from Code Section 409A, such reimbursements or in-kind benefits shall be subject to the following rules: (a) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

23. Code Section 409A. It is intended that the payments and benefits provided under this Agreement shall either be exempt from application of, or comply with, the requirements of Code Section 409A and the final regulations thereunder. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company and Chicago Tube & Iron shall not take any action that would be inconsistent with such intent and shall make payments in such time and manner as the Company and Chicago Tube & Iron determine would minimize or reduce the risk of adverse taxation under Code Section 409A. In the event that the Company reasonably determines, after consultation with tax counsel, that any compensation or benefits payable under this Agreement may be subject to taxation under Code Section 409A, the Company, after consultation with Executive, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Code Section 409A or (b) comply with the requirements of Code Section 409A. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Executive (or his or her beneficiary) resulting from the terms or operation of this Agreement. For purposes of Code Section 409A, any payments or benefits under this Agreement are intended to constitute the right to a series of separate payments or benefits.

24. Survival. The obligations of Chicago Tube & Iron and/or the Company pursuant to Section 6 and the obligations of Executive pursuant to Section 7 shall survive the expiration of the Employment Period in accordance with the terms contained therein.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date provided herein.

OLYMPIC STEEL, INC.

/s/ Richard Marabito
Name: Richard Marabito Title: Chief Financial Officer and Treasurer

CHICAGO TUBE & IRON COMPANY

/s/ Richard Marabito
Name: Richard Marabito Title: Treasurer

/s/ Donald R. McNeeley
DR. DONALD R. MCNEELEY (“Executive”)

Schedule A

Certain Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” of a specified entity means an entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the entity specified for purposes of Code Section 414(b) or (c).

“Change-in-Control” means an event which results in a Change of Control within the meaning of the Company’s 2007 Omnibus Incentive Plan and also results in a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company, within the meaning of Treasury Regulation §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Confidential Information” means confidential business information of the Company and its customers and vendors, without limitation as to when or how Executive may have acquired such information. Such Confidential Information shall include, without limitation, the Company’s sales figures, profit or loss figures or other information related to the Company’s internal financial statements, customers, clients, suppliers, vendors and product information, sources of supply, customer lists or other information, selling and servicing methods and business techniques, product development plans, sales and distribution information, business plans and opportunities, or corporate alliances and other information concerning the Company’s actual or anticipated business or products, or which is received in confidence by or for the Company from any other person.

“Disability” means the inability of Executive for a continuous period of ninety (90) days or for one hundred and eighty (180) days in the aggregate during any twelve (12) month period to perform the duties of his position hereunder on an active full-time basis by reason of a disability condition. The Company and Executive acknowledge and agree that the material duties of Executive’s position are unique and critical to the Company and that a disability condition that causes Executive to be unable to perform the essential functions of his position under the circumstances described above will constitute an undue hardship on the Company. Notwithstanding the foregoing, Executive shall not be disabled provided that all of the following conditions have been satisfied:

(a) after receipt of the Company’s written notice of intent to terminate due to Disability (which notice the Company is obligated to send to Executive), Executive shall have the right within ten (10) days to dispute the Company’s ability to terminate him for a Disability;

(b) within ten (10) days after exercising such right, Executive shall submit to a physical exam by the Chief of Medicine of any major hospital in the metropolitan Chicago area, selected by the mutual agreement of the parties;

(c) such physician shall issue his written statement to the effect that in his opinion, based upon his diagnosis, Executive is capable of resuming his employment and devoting his full time and energy in discharging his duties within ten (10) days after the date of such statement; and

(d) Executive returns to work on a full-time basis and devotes his energy in discharging his duties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

“Good Cause” means a reasonable determination by the Board made in good faith (without the participation of Executive), pursuant to the exercise of its business judgment, that any one of the following events has occurred:

(a) Executive is found by the Board to have engaged in (i) willful misconduct, (ii) willful or gross neglect, (iii) fraud, (iv) misappropriation, or (v) embezzlement in the performance of his duties hereunder;

(b) Executive has materially breached the provisions of Section 7 or any other material provision of this Agreement and fails to cure such breach within ten (10) days following written notice from the Company specifying such breach which notice from the Company shall be provided within thirty (30) days after said breach;

(c) Executive is found by the Board to have failed to provide reasonable cooperation with any federal government or other governmental regulatory investigation, the reasonableness of such cooperation to be determined by reference to statutory and regulatory authorities, Federal Sentencing Guidelines, and relevant case law interpretations;

(d) Executive signs or certifies statements required to be made pursuant to Sarbanes-Oxley Sections 302 and 906, or other similar rules or regulations then in effect, which turn out to be false or inaccurate in any material respect; provided, however, that the Board has made a reasonable determination in good faith that Executive knew or should have known that such statements were false or inaccurate in any material respect;

(e) Executive has been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board) and a special committee of the Board, chaired by an outside director appointed by the Chair of the Audit Committee, considers the matter, makes a recommendation to the Board to terminate Executive’s employment for Good Cause, and the Board concurs in that recommendation; or

(f) Executive is found by the Board to have engaged in a material violation of the Code of Conduct of the Company as then in effect.

“Good Reason” means Executive’s termination of his employment with Chicago Tube & Iron as a result of (i) any reduction in aggregate direct remuneration, or any material reduction in position, responsibilities, or duties provided for pursuant to this Agreement or in the aggregate of employee benefits, perquisites, or fringe benefits provided for pursuant to this Agreement, (ii) any good faith determination by Executive that, as a result of a Change-in-Control, he is unable to carry out the responsibilities, duties, authorities, powers, or functions attached to his position as contemplated by this Agreement, (iii) imposition by Chicago Tube & Iron, after a Change-in-Control, of any requirement that Executive’s principal place of work be relocated to a place more than 25 miles from Executive’s principal place of work immediately before a Change-in-Control or that Executive travel in connection with his employment to a significantly greater degree than was customary for Executive immediately before a Change-in-Control, or (iv) any liquidation, dissolution, consolidation, or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all of the duties and obligations of the Company under this Agreement. Notwithstanding the foregoing, Executive’s termination of employment shall not constitute a termination for “Good Reason” unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within sixty days following the first occurrence thereof, (B) the Company does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within thirty days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within five days of the end of the cure period specified in clause (B), above.

“Illegal Act” means a reasonable determination by the Board made in good faith (without the participation of Executive), pursuant to the exercise of its business judgment, that Executive has been indicted by a state or federal grand jury with respect to a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board) and a special committee of the Board, chaired by an outside director appointed by the Chair of the Audit Committee, considers the matter, makes a recommendation to the Board to terminate Executive’s employment for an Illegal Act, and the Board concurs in that recommendation.

“Release and Waiver of Claims” means a written release and waiver of claims by Executive in substantially the form attached hereto as Schedule B.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

Schedule B

Release and Waiver of Claims

THIS SEPARATION AGREEMENT AND RELEASE (“Separation Agreement”) is entered into by and among Chicago Tube & Iron Company (“Chicago Tube & Iron”), Olympic Steel, Inc. (the “Company”) and Dr. Donald R. McNeeley (“Employee”).

1. Termination of Employment. Pursuant to this Separation Agreement, the effective date of Employee’s separation of employment will be [insert date]. The parties agree that Employee shall not report to work after [insert date]. Employee recognizes that he will be removed from Chicago Tube & Iron’s payroll and his employment relationship with Chicago Tube & Iron and the Company will be terminated for all purposes on this date.

2. Severance Compensation. In exchange for Employee’s commitments as outlined in this Separation Agreement and in Section 7 of the Employment Agreement, dated July 1, 2011, among Chicago Tube & Iron, the Company and Employee (the “Employment Agreement”), Chicago Tube & Iron agrees to pay the consideration set forth in Section      of the Employment Agreement (less any applicable deductions (e.g., tax withholdings)) to Employee in accordance with the terms of the Employment Agreement. Employee expressly acknowledges that he is not otherwise entitled to the compensation referenced in this paragraph and that such compensation serves as adequate consideration for his commitments set forth in this Separation Agreement. Employee shall not accrue or be eligible for any salary, pay, benefits or consideration from Chicago Tube & Iron or the Company other than outlined herein.

3. Release in Full of All Claims. In exchange for the consideration set forth herein, including, without limitation, amounts received pursuant to those sections of the Employment Agreement identified in Section 2 of this Separation Agreement, Employee, for himself, his agents, attorneys, heirs, administrators, executors, assigns, and other representatives, and anyone acting or claiming on his or their joint or several behalf, hereby releases, waives, and forever discharges the Company, including its past or present employees, officers, directors, trustees, board members, stockholders, agents, affiliates (including, but not limited to Chicago Tube & Iron), parent corporation(s), subsidiaries, successors, assigns, and other representatives, and anyone acting on their joint or several behalf (the “Releasees”), from any and all known and unknown claims, causes of action, demands, damages, costs, expenses, liabilities, or other losses that in any way arise from, grow out of, or are related to Employee’s employment with Chicago Tube & Iron or any of its affiliates and subsidiaries or the termination thereof, excluding, however, (i) any claims arising under the Agreement and Plan of Merger, dated May 18, 2011, through which Chicago Tube & Iron became a wholly owned subsidiary of the Company and (ii) any claims for indemnification to which Employee is entitled in his or her capacity as a director or officer of the Company and/or Chicago Tube & Iron. By way of example only and without limiting the immediately preceding sentence, Employee agrees that he is releasing, waiving, and discharging any and all claims against the Company and its Releasees (a) under any federal, state, or local employment law or statute, including, but not limited to Title VII of the Civil Rights Act(s) of 1964 and 1991, the Americans with Disabilities Act, Age Discrimination in Employment Act (ADEA), Older Worker Benefit Protection Act (OWBPA), and all applicable state civil rights law(s), including but not limited to the Anti-Discrimination Laws of Illinois and Ohio, (b) under any federal, state or municipal law, statute, ordinance or common law doctrine regarding (i) the existence or breach of oral or written contracts of employment, (ii) negligent or intentional misrepresentations, (iii) promissory estoppel, (iv) interference with contract or employment, (v) defamation or damage to business or personal reputation, (vi) assault and battery, (vii) negligent or intentional infliction of emotional distress, (viii) unlawful discharge in violation of public policy, (ix) discrimination, (x) retaliation, (xi) wrongful discharge, (xii) harassment, (xiii) whistleblowing, or (xiv) breach of implied covenant of good faith, (c) with respect to the Non-Qualified Plan and Trust for Employees of Chicago Tube and Iron Company, or its successor, or (d) under the last Will of Gordon S. Nathans, dated August 9, 1945, of which the Non-Qualified Plan and Trust for Employees of Chicago Tube and Iron Company is a beneficiary. Nothing herein shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission or participating in investigations by that entity. However, Employee acknowledges that the release he executes herein waives his right to file a court action or to seek individual remedies in any such action. Employee further agrees that if any person, organization, or other entity should bring a claim against the Releasees involving any matter covered by this Separation Agreement, Employee will not accept any personal relief in any such action. Notwithstanding the foregoing, Employee will not give up his right to any benefits to which he is entitled under (w) any tax-qualified retirement plan or group life insurance plan of Chicago Tube & Iron or the Company, (x) Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), (y) the Non-Qualified Plan and Trust for Employees of Chicago Tube and Iron Company, or its successor, or (z) the last Will of Gordon S. Nathans, dated August 9, 1945, of which the Non-Qualified Plan and Trust for Employees of Chicago Tube and Iron Company is a beneficiary. Further, nothing herein shall constitute a release by Employee of any claim against any executor, administrator or other entity administering the will described in the foregoing clause (z).

4. No Claims Filed. Employee affirms that, as of the date of execution of this Separation Agreement, he has filed no lawsuit, charge, claim or complaint with any governmental agency or in any court against the Company or its Releasees.

5. Nondisclosure of Terms. Employee agrees that the existence, terms and conditions of this Separation Agreement, and any and all underlying communications and negotiations in connection with or leading to this Separation Agreement, are and shall remain confidential. Except as specifically set forth below, Employee shall not disclose the existence or terms of this Separation Agreement in whole or in part to any individual or entity without prior written consent of the Company.

Employee agrees that he will not disclose the existence or terms of this Separation Agreement to any person except (i) to members of Employee’s immediate family and his professional advisors, who shall be advised of this confidentiality provision, (ii) to the extent required by a final and binding court order or other compulsory process, (iii) to any federal, state, or local taxing authority and (iv) as necessary, during the course of a legal action or otherwise, to enforce Employee’s rights and remedies under this Separation Agreement or the Employment Agreement. Upon Employee’s receipt of any order, subpoena or other compulsory process demanding production or disclosure of this Separation Agreement, Employee agrees that he will promptly notify the Company in writing of the requested disclosure, including the proposed date of the disclosure, the reason for the requested disclosure, and the identity of the individual or entity requesting the disclosure, at least ten (10) business days prior to the date that such disclosure is to be made or immediately upon receipt of the requested disclosure. Employee agrees not to oppose any action that the Company might take with respect to any such requested disclosure. Employee further agrees to instruct his counsel not to disclose to any person or entity, including potential or existing clients, the existence or terms of this Separation Agreement. If Employee breaches his promise of confidentiality contained in this paragraph, Employee agrees to pay the Company as liquidated damages immediately and upon demand, any and all amounts paid to Employee under this Separation Agreement. Employee agrees that this sum represents fair and reasonable liquidated damages, since the amount of actual damages to the Company in the event of such breach is uncertain.

6. Future Cooperation. Employee agrees that he will fully cooperate with the Company in effecting an orderly transition of his duties and in ensuring that the business of Chicago Tube & Iron and the Company is conducted in a professional, positive and competent manner. Employee agrees that he shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in Chicago Tube & Iron’s or the Company’s business. Employee further agrees to fully and completely cooperate with Chicago Tube & Iron and the Company, their advisors and their legal counsel with respect to any litigation that is pending against Chicago Tube & Iron or the Company and any claim or action that may be filed against Chicago Tube & Iron or the Company in the future. Such cooperation shall include making himself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to Chicago Tube & Iron or the Company in preparing defenses to any pending or potential future claims against Chicago Tube & Iron or the Company. Chicago Tube & Iron and the Company agree to pay/reimburse Employee for any approved travel expenses incurred as a result of his cooperation with the Company or Chicago Tube & Iron, as applicable.

7. Assistance to Others. Employee agrees not to assist or cooperate, in any way, directly or indirectly, with any person, entity or group (other than the Equal Employment Opportunity Commission (EEOC) or other governmental agency) involved in any proceeding, inquiry or investigation of any kind or nature against or involving the Company or any of its Releasees, except as required by law, subpoena or other compulsory process.

Moreover, Employee agrees that to the extent he is compelled to cooperate with such third parties, he shall disclose to the Company in advance that he intends to cooperate and shall disclose the manner in which he intends to cooperate. Further, Employee agrees that within three (3) days after such cooperation, he will meet with representatives of the Company and disclose the information that he provided to the third party. This subparagraph is to be broadly construed and is to include conversations, informal comments, confirmations, suggestions or advice of any type to third parties, their counsel or their advisors. Further, if Employee is legally required to appear or participate in any proceeding that involves or is brought against the Company or its Releasees, Employee agrees to disclose to the Company in advance what he plans to say or produce and otherwise cooperate fully with the Company or its Releasees.

8. Arbitration and Damages in Case of Breach. Any and all disputes arising out of or in any way relating to this Separation Agreement shall be submitted to binding arbitration before a panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association.

If Employee, the Company or Chicago Tube & Iron, as applicable, fails to cure a breach of this Separation Agreement within ten (10) days following written notice from any other party to this Separation Agreement specifying in reasonable detail the facts and circumstances of such breach, such breach shall entitle such other party to recover (a) any and all amounts paid pursuant to this Separation Agreement, plus (b) any actual damages that Chicago Tube & Iron, the Company or Employee can establish resulted or will result from such breach, upon a showing to a binding arbitration panel mutually agreed to by the parties and conducted in accordance with the Rules of the American Arbitration Association. The costs of any such proceeding, including reasonable attorneys’ fees, shall be paid by the non-prevailing party. This paragraph shall not apply to any claim filed by Employee with the EEOC, including an action concerning the enforceability of this Separation Agreement.

9. No Admission of Wrongful Conduct. Employee hereby acknowledges and agrees that, by Chicago Tube & Iron or the Company providing the consideration described above and entering into this Separation Agreement, Chicago Tube & Iron and the Company, including their past or present employees, officers, directors, trustees, board members, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, assigns, or other representatives, are not admitting any unlawful or otherwise wrongful conduct or liability to Employee or his heirs, executors, administrators, assigns, agents, or other representatives.

Employee, Chicago Tube & Iron and the Company further understand and agree that this Separation Agreement shall not be admissible as evidence in any court or administrative proceeding, except that either party may submit this Separation Agreement to any appropriate forum in the event of an alleged breach of this Separation Agreement or a claim by either party concerning the enforceability or interpretation of this Separation Agreement.

10. ADEA/OWBPA Waiver & Acknowledgment. Insofar as this Separation Agreement pertains to the release of Employee’s claims, if any, under the Age Discrimination in Employment Act, Employee, pursuant to and in compliance with the rights afforded him under the Older Worker Benefit Protection Act: (a) is hereby advised to consult with an attorney before executing this Separation Agreement; (b) is hereby afforded twenty-one (21) days to consider this Separation Agreement; (c) may rescind this Separation Agreement any time within the seven (7) day period following his execution of the Separation Agreement; (d) is hereby advised that this Separation Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired; and (e) is hereby advised that he is not waiving claims that may arise after the date on which he executes the Separation Agreement. If this Separation Agreement is revoked within the revocation period, Chicago Tube & Iron and the Company shall have no obligation under this Agreement. If this Separation Agreement is not revoked within the revocation period, this Agreement will be effective immediately after the expiration of the revocation period.

11. Reemployment or Future Association. Employee hereby agrees that he shall not seek reinstatement or apply for future employment with Chicago Tube & Iron or the Company or any of their affiliates and subsidiaries; and should Employee apply for reinstatement or re-employment in violation of this paragraph, Chicago Tube & Iron, the Company and their affiliates and subsidiaries shall not incur any liability by virtue of its or their refusal to hire him or consider him for employment.

12. Governing Law. This Separation Agreement shall in all respects be interpreted, construed and governed by and in accordance with the internal substantive laws of the State of Illinois.

13. Severability. Should any provision of this Separation Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be part of this Separation Agreement. The waiver of a breach of any of the provisions of this Separation Agreement shall not operate or be construed as a waiver of any other provision of this Separation Agreement or a waiver of any subsequent breach of the same provision.

14. Voluntary Execution. Employee acknowledges that he is executing this Separation Agreement voluntarily and of his own free will and that he fully understands and intends to be bound by the terms of this Separation Agreement. Further, Employee acknowledges that he has had an opportunity to carefully review this Separation Agreement with his attorney prior to executing it or warrants that he chooses not to have his attorney review this Separation Agreement.

15. No Assignment of Claims. Employee hereby represents and warrants that he has not previously assigned or purported to assign or transfer to any person or entity any of the claims or causes of action herein released.

16. Entire Agreement. This Separation Agreement, together with the Employment Agreement, constitute the entire agreement among Chicago Tube & Iron, the Company and Employee with respect to the subject matter of this Separation Agreement, and there are no other written or oral agreements, understandings or arrangements except as set forth herein. Any amendments, additions or other modifications to this Separation Agreement must be done in writing, signed by both parties, and subject to approval by the Board of Directors of the Company in order to be binding.

17. Successors and Assigns. This Separation Agreement shall bind and inure to the benefit of and be enforceable by Employee, Chicago Tube & Iron, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that no party may assign any rights or delegate any obligations hereunder without the prior written consent of the other parties. Employee hereby consents to the assignment by the Company or Chicago Tube & Iron of all of their rights and obligations hereunder to any successor to the Company or Chicago Tube & Iron, as applicable, by merger or consolidation or purchase of all or substantially all of the assets of the Company or Chicago Tube & Iron, as applicable, provided such transferee or successor assumes the liabilities of the Company or Chicago Tube & Iron, as applicable, hereunder.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereby certify that they have read this Separation Agreement in its entirety and voluntarily executed it in the presence of competent witnesses, as of the date set forth under their respective signatures.

DR. DONALD R. MCNEELEY	CHICAGO TUBE & IRON COMPANY

By:
Name: Richard Marabito
Title: Treasurer

Date	Date

Witness	Witness

Date	Date

OLYMPIC STEEL, INC.

By:
Name: Richard Marabito
Title: Chief Financial Officer and Treasurer

Date

Witness

Date